EXHIBIT 99.1

Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE
QUINTANA MARITIME LIMITED REPORTS RESULTS FOR
THE SECOND QUARTER AND FIRST SIX MONTHS OF 2006
AND DECLARES A DIVIDEND OF $0.21 PER SHARE
ATHENS, GREECE — August 7, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today its operating and financial results for the second quarter and six months ended June 30, 2006. The Company was incorporated on January 13, 2005, commenced operations on April 12, 2005 and went public on July 14, 2005.
Second Quarter 2006 Results:
For the second quarter of 2006, Quintana reported net income of $4.2 million, or basic earnings per share of $0.04. In calculating basic earnings per share, $3.2 million of preferred stock dividends attributable to the second quarter have been deducted from net income; before this deduction, basic earnings per share were $0.18. Of the $3.2 million deducted, $1.2 million is attributable to the period from May 11 to May 30, 2006, which will be paid to the preferred holders in August 2006. $2.0 million attributable to June 2006 will not be paid to the preferred holders if the proposal to convert the preferred shares is approved at the special meeting described below. Net income for the quarter increased 496% over net income of $0.7 million in the second quarter of 2005. During the second quarter, Quintana completed a private placement to finance in part the acquisition of seventeen vessels, which will be delivered to Quintana over the course of approximately the next year. Because of timing differences between the completion of the financing and delivery of the vessels, the acquisition is dilutive to earnings in 2006 but accretive in 2007.
Net revenues for the second quarter were $19.7 million, an increase of 181% over $7.0 million of net revenues in the second quarter of 2005. Adjusted EBITDA for the quarter was $13.6 million, an increase of $9.0 million, or 196%, over Adjusted EBITDA in the second quarter of 2005. During the quarter, Quintana operated an average of 10.5 vessels, earning an average time charter equivalent rate of $21,383 per ship per day. During the three months ended June 30, 2005, the Company operated an average of 3.9 vessels, earning an average time charter equivalent rate of $25,395 per day.
Six Months Ended June 30, 2006 Results:
For the six-month period ended June 30, 2006, Quintana reported net income of $9.5 million and basic earnings per share of $0.27. In calculating basic earnings per share, the $3.2 million of preferred stock dividends described above are deducted from net income; before this deduction, basic earnings per share was $0.41. Net income for the period increased by $9.0 million over the corresponding period last year.

Net revenues for the six-month period were $41.3 million, an increase of $34.3 million over net revenues in the corresponding period last year. Adjusted EBITDA for the six-month period was $28.8 million, an increase of $24.4 million over Adjusted EBITDA in the corresponding period in 2005. During the six-month period, Quintana operated an average of 10.5 vessels, earning an average time charter equivalent rate of $22,223 per ship per day, compared to an average of 2.1 ships in the corresponding period last year, earning an average time charter equivalent rate of $25,395 per day.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime commented, “We are pleased to announce the fifth consecutive profitable quarter of our company since it started operations in April 2005. Our second quarter results reflect the growth of our fleet and allow us to continue to pay consistent dividends to our shareholders.”
Vessel Employment
Second Quarter 2006
In the three months ended June 30, 2006, our fleet had a utilization of 98.0%, compared to 80.8% in the second quarter of 2005. We calculate fleet utilization by dividing the number of our operating days during a period by the number of our ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
Our net daily revenues per ship per day for the total fleet for the second quarter of 2006 were $20,046, compared to $19,711 in the corresponding period in 2005. Net daily revenue consists of our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, net of commissions but including idle time, which is consistent with industry standards.
Vessel operating expenses per ship per day were $3,903 for the fleet in the second quarter of 2006, compared to $3,964 in the second quarter of 2005. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, management fees, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. To arrive at a per ship per day amount, we divide our total vessel operating expenses by the ownership days in the period.
Six Months Ended June 30, 2006
In the six months ended June 30, 2006, our fleet had a utilization of 98.7%, compared to 80.8% in the corresponding period in 2005.
Our net daily revenues per ship per day for the total fleet for the first six months of 2006 were $20,975, compared to $19,711 in the corresponding period in 2005.
Vessel operating expenses per ship per day were $4,046 for the fleet in the second quarter of 2006, compared to $3,964 in the second quarter of 2005.
Metrobulk Acquisition
On May 3, 2006, Quintana Maritime entered into an agreement with an unaffiliated third party to acquire three 76,000 dwt Panamaxes and fourteen 82,000 dwt Kamsarmax bulkers for an aggregate purchase price of $735 million. Kamsarmaxes are a Panamax sub-class that have more carrying capacity than typical Panamax designs. All seventeen vessels are sister ships built at Tsuneishi, a major Japanese shipyard.
All vessels are on long-term time charter to Bunge S.A., a wholly owned subsidiary of Bunge Limited (NYSE:BG), an integrated global agribusiness. Sixteen of the vessels are fixed until the end of 2010 under an agreement that provides for variable charter hire, negotiated annually between floor and ceiling rates. The remaining vessel is on charter with Bunge until August 2009 at a fixed rate.

Mr. Molaris commented, “The Metrobulk fleet acquisition coincided with the beginning of an upturn in the dry bulk market since the middle of May. The 4 TC route, based on the Baltic average, has increased by approximately 50% since that time, while asset prices have rallied by approximately 20%.”
On July 27, 2006, Quintana took delivery of its first Kamsarmax bulk carrier, Iron Vassilis, ex-yard. The vessel commenced trading under the master time charter agreement with Bunge S.A. on July 29, 2006. The Company expects to take delivery of another four Kamsarmaxes in August and three Kamsarmaxes and one Panamax in September. Two more Panamaxes will be delivered in October. The remaining six Kamsarmax newbuildings are expected to be delivered between November 2006 and May 2007.
Partial Fixture of Metrobulk Fleet
Quintana has already fixed the charter rate for Iron Vassilis, Iron Fuzeyya, Pascha, Iron Lindrew and Iron Anne at an average of $20,000 per day for 2007.
Mr. Molaris commented, “We are very pleased to have fixed five Kamsarmaxes at profitable rates that enhance our cash flow visibility for next year. These ships were fixed well ahead of the anniversary for the price negotiations of the master charter agreement with Bunge and well ahead of the delivery of most of these ships to Quintana. We are satisfied to have fixed these ships in a strong rate environment and will continue to assess the strength of the market before fixing the remaining vessels. These fixtures demonstrate our ability to capture the market upside through the current charter arrangements of the acquired fleet.”

Fleet Table as of August 7, 2006

				Age	TC Expiration Date
CURRENT FLEET	Type	DWT	Year Built	(in yrs)	(minimum period)	TC Rates (Gross)

Fearless 1(A)	Panamax	73,427	1997	9.2	March 2008	$26,500
King Coal	Panamax	72,873	1997	9.5	March 2008	$26,300
Coal Glory (A)	Panamax	73,670	1995	11.3	June 2008	$15,800
Coal Age (A)	Panamax	72,861	1997	9.1	August 2006	$17,500
Iron Man (A)	Panamax	72,861	1997	9.1	March 2010	$18,500
Barbara (B)	Panamax	73,390	1997	9.4	June 2007	4TC Route
Coal Pride	Panamax	72,600	1999	6.6	February 2007	$14,850
Linda Leah (B)	Panamax	73,390	1997	9.4	June 2008	$25,000
Iron Vassilis	Kamsarmax	82,257	2006	0.0	December 2010	(F)
Iron Beauty( C )	Capesize	165,500	2001	5.0	April 2010	$36,500
Kirmar( C )	Capesize	165,500	2001	4.8	February 2007	$26,250

Total Current Fleet	11 Vessels	998,329	7.0 years avg (D)

				Age
FLEET TO BE DELIVERED (E)	Type	DWT	Year Built	(in years)	Expected Delivery	TC Expiration Date

Grain Express (ex- Bulk One)	Panamax	76,466	2004	2.3	October 2006	December 2010
Iron Knight (ex- Bulk Two)	Panamax	76,429	2004	2.1	October 2006	December 2010
Grain Harvester (ex- Bulk Three)	Panamax	76,417	2004	1.9	September 2006	December 2010
Iron Fuzeyya (ex- Bulk Five)(F)	Kamsarmax	82,209	2006	0.5	August 2006	December 2010
Pascha (ex- Bulk Thirteen)(F)	Kamsarmax	82,300	*		Nov 06 -- Jan 07	December 2010

				Age
FLEET TO BE DELIVERED (E)	Type	DWT	Year Built	(in years)	Expected Delivery	TC Expiration Date

Iron Lindrew (ex-Bulk Fifteen)(F)	Kamsarmax	82,300	*		Jan 07 -- March 07	December 2010
Coal Gypsy (ex- Bulk Twelve)	Kamsarmax	82,300	*		December 06	December 2010
Coal Hunter (ex- Bulk Fourteen)	Kamsarmax	82,300	*		December 06	December 2010
Iron Brooke (ex- Bulk Sixteen)	Kamsarmax	82,300	*		March 07- May 07	December 2010
Iron Manolis (ex- Bulk Seventeen)	Kamsarmax	82,300	*		June 07	December 2010
Iron Anne (ex- Bulk Eleven)(F)	Kamsarmax	82,000	*		September 2006	December 2010
Iron Elizabeth (ex- Bulk Nine)	Kamsarmax	82,224	2006	0.2	August 2006	December 2010
Ore Hansa (ex- Bulk Seven)	Kamsarmax	82,224	2006	0.3	September 2006	December 2010
Santa Barbara (ex- Bulk Eight)	Kamsarmax	82,224	2006	0.3	August 2006	December 2010
Iron Kalypso (ex- Bulk Six)	Kamsarmax	82,224	2006	0.5	September 2006	December 2010
Iron Bradyn (ex- Bulk Four)	Kamsarmax	82,769	2005	1.4	August 2006	December 2010

Total Additional Vessels	16 Vessels	1,298,986

TOTAL FLEET	27 Vessels	2,297,315
* Under Construction
(A), (B), (C)and (E) indicate sister ships. As of June 30, 2006 Quintana has three sets of Sister ships, and the entire Metrobulk fleet are sisters. Sister ships indicate vessels of the same class made in the same shipyard. The sister ship concept further enhances our operational flexibility and efficiency.
(D) On a dwt weighted average
(F) Fixed at an average rate of $20,000 per day for 2007
Time Charter Coverage
During the second quarter of 2006, Quintana Maritime entered into time charter agreement for Coal Glory, a 73,670 dwt 1995-built bulk carrier, with Coscobulk Carriers Limited for a minimum period of 23 months and a maximum period of 25 months at a daily rate of $15,800.

The Company also extended the time charter agreement for Barbara, a 73,390 dwt 1997-built Panamax, with Cargill for a minimum period of 11 months and a maximum period of 13 months at a variable rate equal to the 4 TC route based on Baltic averages. As of August 7, 2006, the 4 TC Route Baltic average for Panamaxes was approximately $26,000 per day.
The 73,370 dwt 1997-built Panamax Coal Age has entered into a new charter agreement with BHP Billiton for a minimum period of 10 months and a maximum period of 12 months at a daily rate of $21,500.
Following the Metrobulk fleet acquisition, Quintana believes it will have the highest and longest contract coverage amongst our public peers. For the second half of 2006, 95% of its fleet net operating days are already secured under fixed period charters, as well as 89% for 2007, 75% for 2008, 70% for 2009 and 62% for 2010.”
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime stated “These three charter agreements with first class charterers further enhance the long-term period employment of our fleet, which has been a cornerstone of our strategy. In particular, the time charters of the acquired fleet, apart from providing stability of cash flow, also allow us to capture the market upside.”
Special Meeting of Shareholders
Quintana will hold a Special Meeting of Stockholders on August 11, 2006, at 9:00 a.m. local time, at the Sheraton Suites Calgary Eau Claire in Calgary, Alberta, Canada. Shareholders of record on July 7, 2006 are eligible to participate and vote on the meeting’s agenda. The main purpose of the Special Meeting of Shareholders is to vote on the conversion of the preferred stock into shares of the Company’s common stock. Upon the conversion of the preferred stock, the Company will have approximately 49,717,717 shares of common stock outstanding.
The preferred stock was issued through a private placement completed on May 11, 2006 to fund the equity portion of the acquisition of the Metrobulk Fleet. In this respect, the Company issued 2,045,558 Units, consisting of 2,045,558 shares of 12% Mandatorily Convertible Preferred Stock and 8,182,232 Class A Warrants. Each Unit consists of one share of preferred stock and four warrants. The gross proceeds of from the private placement were approximately $191 million.
The Company’s founders, which are affiliates of Corbin J. Robertson, Jr., First Reserve Corporation, and AMCI International, Inc., together with certain of the Company’s directors and senior management, purchased approximately $42.1 million of preferred stock in the private placement. In connection with the private placement, these affiliated parties have committed to vote in favor of the conversion, representing an aggregate of approximately 28% of the Company’s common stock outstanding and entitled to vote at the special meeting.
New Revolving Credit Facility and Swap
On July 19, 2006, Quintana Maritime entered into a new $735 million, 8.25 year secured revolving credit facility with Fortis Bank S.A./N.V. as arrangers. This new credit facility replaces the existing $250 million revolving credit facility that was entered on October 5, 2005.
The new credit facility was used to pay down the $90 million outstanding at June 30, 2006 under our existing revolving credit facility, and additional drawdowns will be used to provide partial financing for the acquisition of the fleet of 17 drybulk carriers from Metrobulk S.A. As a result of entering into the new credit facility, Quintana Maritime will expense approximately $1.9 million related to unamortized loan-financing costs in the third quarter of 2006 due to the early extinguishment of the previous debt.
Quintana Maritime also announced that it entered into an interest swap agreement with Fortis Bank S.A., from July 1, 2006 through December 31, 2010, which effectively fixes interest due under the new revolving credit facility at a rate of 5.985%, inclusive of the spread due its lenders.

Paul J. Cornell, Quintana’s Chief Financial Officer noted “This new credit facility provides Quintana with liquidity to continue the acquisition of the Metrobulk vessels and to refinance the previous facility on improved terms. The length and structure of this new facility optimizes the use of our cash flow. In addition, we are pleased to have eliminated our exposure to interest-rate risk for the entirety of the initial term of our master time charter.”
Dividend
At its meeting today, the Board of Directors of Quintana declared a dividend of $0.21 per share, payable on August 30, 2006 to all shareholders of record as of August 23, 2006. So far, Quintana has declared dividends of $0.42 per share in 2006, and aggregate dividends of $0.88 per share since August 2005. The dividend payment of $0.21 per share is consistent with the minimum guidance provided by the Board of Directors to shareholders for a minimum annualized payment of $0.84 per share for 2006.
In addition, the Board declared an annualized dividend of 12% on outstanding shares of the 12% Mandatorily Convertible Preferred Stock for the period from May 11, 2006 to May 30, 2006. The aggregate preferred dividend of $1.2 million is payable on August 10, 2006 to preferred shareholders of record on May 22, 2006.
Paul J. Cornell, Quintana’s Chief Financial Officer of Quintana Maritime, commented, “We are pleased to declare our fifth consecutive quarterly dividend. We have so far achieved a consistent track record of dividend payments, while we continue to grow the company’s fleet.”
Conference Call and Webcast:
As already announced, the company’s management will host a conference call to discuss these results tomorrow, Tuesday, August 8, 2006 at 10:00 A.M. EDT.
Conference Call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111(from the US), 0800 953 0329 (from the UK) or + 44(0)1452 542 301 (from outside the US). Please quote “Quintana”.
In case of any problem with the above numbers, please dial 1 866 869 2352 (from the US),0800 694 1449 (from the UK) or + 44 (0) 1452 560 304 (from outside the US). Quote “Quintana”.
A telephonic replay of the conference call will be available until August 15, 2006 by dialing 1 866 247 4222 (from the US), 0800 953 1533 (from the UK) or + 44(0) 1452 550 000 (from outside the US). Access Code: 1859591#

Slides and audio webcast:
There will also be a live, and then archived, webcast of the conference call, that can be accessed through Quintana Maritime’s website at www.quintanamaritime.com. Participants to the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.
-financials follow-

Quintana Maritime Limited
Consolidated Balance Sheets
(All amounts expressed in U.S. Dollars)

	Six Months ended	Year ended
	June 30, 2006	December 31, 2005

Assets
Current assets :
Cash and cash equivalents	$3,571,555	$4,258,809
Inventories	1,270,050	378,488
Due from charterers, net	2,380,054	1,244,123
Other receivables	541,467	479,735
Prepaid expenses and other current assets	851,017	866,562

Total current assets	8,614,143	7,227,717
Property and equipment:
Vessels, net of accumulated depreciation of $23,176,669 and $11,309,344	434,668,841	446,474,869
Advances for vessel acquisition	73,500,000	—
Other fixed assets, net of accumulated depreciation of $139,817 and $58,739	441,919	384,247

Total property and equipment	508,610,760	446,859,116
Deferred financing costs, net of accumulated amortization of $189,584 and $63,194	1,897,911	1,959,041
Deferred time charter premium, net of accumulated amortization of $1,495,371 and $439,815	8,004,629	9,060,185
Deferred dry docking costs, net of accumulated amortization of $519,751 and $279,865	805,900	919,556

Total assets	$527,933,343	$466,025,615

Liabilities and shareholders’ equity
Current liabilities :
Accounts payable	2,053,866	1,473,592
Sundry liabilities and accruals	1,348,915	3,412,759
Deferred income	990,213	1,715,910
Current portion of long term debt	90,000,000	—

Total current liabilities	94,392,994	6,602,261
Long-term liabilities:
Long-term debt	—	210,000,000
Preferred stock, net of issuance cost	183,625,484	—
Shareholders’ equity
Common stock at $0.01 par value — 100,000,000 shares authorized, 24,148,242 and 23,846,742 shares outstanding	241,483	238,468
Additional paid-in capital	257,158,098	254,732,530
Deferred stock-based compensation	(6,587,340)	(5,187,200)
Accumulated deficit	(897,376)	(360,444)

Total shareholders’ equity	249,914,865	249,423,354

Total liabilities and shareholders’ equity	$527,933,343	$466,025,615

QUINTANA MARITIME LIMITED
Consolidated Income Statements
For the three month period ended June 30, 2006
(All amounts expressed in U.S. Dollars )

	Three Months	Three Months
	Ended	Ended
	June 30, 2006	June 30, 2005

REVENUES:
Time charter voyage revenue (1)	$18,980,745	$7,262,910
Revenue from charter operation	1,597,486	—
Commissions	(873,482)	(285,369)

Net revenue	$19,704,749	$6,977,541
EXPENSES:
Vessel operating expenses	3,551,743	1,403,340
Voyage expenses	1,112,496	—
General and administrative expenses	2,454,784	992,048
Depreciation and amortization	6,132,089	1,898,352

Total expenses	13,251,112	4,293,740

Operating income	$6,453,637	$2,683,801

OTHER EXPENSES (INCOME):
Interest expense	$2,192,992	$1,621,639
Interest income	(89,982)	(27,268)
Finance costs	63,195	333,066
Foreign exchange losses and other, net	113,491	12,169
Total other expense, net	$2,279,696	$1,939,606

Net Income	$4,173,941	$744,195

Earnings per common share
Basic	0.04	0.12
Diluted	0.04	0.12
Weighted average shares outstanding
Basic	23,387,822	6,319,492
Diluted	24,002,462	6,319,492

(1)	Includes a time-charter amortization charge of $0.5 million relating to Iron Beauty.

QUINTANA MARITIME LIMITED
Consolidated Income Statements
For the six month period ended June 30, 2006
(All amounts expressed in U.S. Dollars )

		Period from
		January 13, 2005
	Six Months Ended	(inception) to
	June 30, 2006	June 30, 2005

REVENUES:
Time charter voyage revenue (1)	$39,892,032	$7,262,910
Revenue from charter operation	3,230,343	—
Commissions	(1,839,512)	(285,369)

Net revenue	$41,282,863	$6,977,541
EXPENSES:
Vessel operating expenses	7,323,074	1,403,340
Voyage expenses	2,620,625	—
General and administrative expenses	4,491,664	1,148,914
Depreciation and amortization	12,188,289	1,898,352

Total expenses	26,623,652	4,450,606

Operating income	$14,659,211	$2,526,935

OTHER EXPENSES (INCOME):
Interest expense	$4,964,333	$1,621,639
Interest income	(129,212)	(27,268)
Finance costs	126,390	333,066
Foreign exchange losses and other, net	155,685	12,169

Total other expense, net	$5,117,196	$1,939,606

Net Income	$9,542,015	$587,329

Earnings per common share
Basic	0.27	0.09
Diluted	0.27	0.09
Weighted average shares outstanding
Basic	23,367,942	6,319,492
Diluted	23,925,032	6,319,492

(1)	Includes a time-charter amortization charge of $1.1 million relating to Iron Beauty.

Quintana Maritime Limited
Consolidated Statements of Cash Flows
(All amounts expressed in U.S. Dollars)

		Period from
		January 13, 2005
	Six Months Ended	(inception) to
	June 30, 2006	June 30, 2005

Cash flows from operating activities:
Net income	$9,542,015	$587,329
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	12,188,289	1,898,352
Amortization of deferred finance costs	126,390	320,363
Amortization of time charter fair value	1,055,556	—
Stock-based compensation	1,028,443	—
Changes in assets and liabilities:
Increase in inventories	(891,562)	(177,212)
Increase in due from charterer, net	(1,135,931)	(214,447)
Increase in other receivables	(61,732)	(53,423)
Decrease/ (increase) in prepaid expenses and other	15,545	(492,054)
Increase in accounts payable	580,274	2,044,313
(Decrease)/ Increase in sundry liabilities and accruals	(2,063,844)	947,982
(Decrease)/ Increase in deferred income	(725,697)	735,375
Deferred dry-dock costs incurred	(126,230)	(1,202,266)

Net cash from operating activities	$19,531,516	$4,394,312

Cash flows from investing activities:
Vessel acquisitions	(61,297)	(203,170,815)
Advances for vessel acquisitions	(73,500,000)	(12,700,000)
Purchases of other fixed assets	(138,750)	(236,640)

Net cash used in investing activities	$(73,700,047)	$(216,107,455)

Cash flows from financing activities:
Proceeds from preferred stock issuance	190,937,750	—
Proceeds from long-term debt	—	311,071,351
Repayment of debt	(120,000,000)	(150,000,000)
Prepaid offering expenses	—	(1,046,859)
Payment of financing costs	(65,260)	(4,550,520)
Initial issuance of paid-in capital and common stock	—	68,405,637
Issuance of preferred stock cost	(7,312,266)	—
Dividends paid	(10,078,947)	—

Net cash from financing activities	$53,481,277	$223,879,609

Net increase/(decrease) in cash and cash equivalents	(687,254)	12,166,466
Cash and cash equivalents at beginning of the period	4,258,809	—

Cash and cash equivalents at end of the period	$3,571,555	$12,166,466

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	7,266,774	1,091,480
Deferred stock-based compensation	6,587,340	—

Quintana Maritime Limited
Reconciliation of Net Income to Adjusted EBITDA
(All amounts expressed in U.S. Dollars)

	Three Months Ended	Three months ended
	June 30, 2006	June 30, 2005

Net Income	$4,173,941	$744,195
Interest and finance costs, net	2,166,205	1,927,437
Depreciation and amortization	6,132,089	1,898,352
Amortization of time charter premium	527,778	—
Amortization of deferred stock-based compensation	593,066	—

Adjusted EBITDA	$13,593,079	$4,569,984
Quintana Maritime Limited
Reconciliation of Net Income to Adjusted EBITDA
(All amounts expressed in U.S. Dollars)

		Period from
		January 13, 2005
	Six Months Ended	(inception) to
	June 30, 2006	June 30, 2005

Net Income	$9,542,015	$587,329
Interest and finance costs, net	4,961,511	1,927,437
Depreciation and amortization	12,188,289	1,898,352
Amortization of time charter premium	1,055,556	—
Amortization of deferred stock-based compensation	1,028,443	—

Adjusted EBITDA	$28,775,814	$4,413,118

Reconciliation of Earnings Per Share (Basic) to Adjusted Earnings Per Share (Basic)

	Three Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006

Earnings per share (basic)	$0.04	$0.27
Preferred stock dividend from May 11, 2006 to May 30, 2006	0.05	0.05
Preferred stock dividend from May 31, 2006 to June 30, 2006	0.09	0.09
Adjusted earnings per share (basic)	$0.18	$0.41
Disclosure of Non-GAAP Financial Measures
Adjusted EBITDA represents net income plus interest and finance costs plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value, which is a non-cash item. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.
Adjusted earnings per share (basic) represents reported net income divided by weighted average shares outstanding, basic for the indicated periods. In calculating basic earnings per share under GAAP, net income is reduced by preferred dividends not payable in the second quarter to arrive at income available to common stockholders, which is then divided by weighted average shares outstanding, basic. Adjusted earnings per share (basic) is a “non-GAAP financial measure” and should not be considered a substitute for earnings per share (basic) as reported under GAAP. The Company has included an adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 1 Kamsarmax bulker, 8 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 998,072 dwt and an average age of 7.0 years on a dwt weighted average. It has also entered into an agreement to acquire 16 additional vessels, including 3 Panamaxes and 13 Kamsarmax bulkers with expected delivery between July 2006 and May 2007 and with an aggregate capacity of 1,298,789 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,293,861 dwt and an average age of 4.0 years on a dwt weighted average.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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